MGP INGREDIENTS REPORTS SECOND QUARTER 2017 RESULTS
Strong Performance Across Both Segments Drives 15% Increase in Operating Income

ATCHISON, Kan., August 3, 2017 - MGP Ingredients, Inc. (Nasdaq/MGPI), a leading supplier of premium distilled spirits and specialty wheat proteins and starches, today reported results for the second quarter ended June 30, 2017.

2017 results compared to 2016

•
Second quarter consolidated net sales increased 6.7% to $85.8 million as net sales growth of premium beverage alcohol and specialty ingredients more than offset declines in net sales of industrial alcohol.

•	Second quarter consolidated gross profit increased 21.2% to $18.8 million, reflecting stronger gross profit results in both the Distillery Products and Ingredient Solutions segments.

•
Consolidated gross margin increased 270 basis points to 22.0% for the second quarter, reflecting a 210 basis point improvement in Distillery Products and a 540 basis point margin expansion in Ingredient Solutions.

•	Second quarter operating income increased 15.2% to $10.5 million.

•	Equity in joint venture earnings decreased from $1.1 million to a loss of $0.8 million in the second quarter.

•	Net income increased 1.0% to $6.4 million for the second quarter.

•	Second quarter earnings per share, calculated on the two-tier method, remained consistent at $0.37 per share.

"Our second quarter results reflect continued progress from the aggressive implementation of our long term strategic plan," said Gus Griffin, president and CEO of MGP. "Results in both Distillery Products and Ingredient Solutions showed solid growth over the prior year. Through the first half of 2017, we have grown operating income 10.3% and we remain optimistic about the outlook for the full year."

Distillery Products Segment - Beverage Alcohol Drives 17% Gross Profit Growth

For the second quarter of 2017, net sales for the Distillery Products segment increased 5.9% to $70.7 million, as a 15.2% increase in net sales of premium beverage alcohol more than offset a 7.4% decline in sales of industrial alcohol. Gross profit improved to $16.0 million, or 22.6% of net segment sales, compared with $13.7 million, or 20.5% of net segment sales in the second quarter 2016.

Griffin said, "We continue to see strong demand for our premium beverage alcohol products. This demand reflects the strength of the underlying market trends and our ability to attract, retain and build strong partnerships with existing and new customers. While the demand for our products remains strong, our margins continue to reflect downward pressure from marketwide soft pricing conditions for our distillers feed co-product (Dried Distillers Grain, or DDG)."

Food Grade Alcohol	Net Sales Quarter Ended June 30,		Quarter vs. Quarter Net Sales Change Increase/(Decrease)
	2017	2016	$ Change	% Change
Premium Beverage Alcohol	$42,287	$36,710	$5,577	15.2%
Industrial Alcohol	19,342	20,896	(1,554)	(7.4)
Food Grade Alcohol	$61,629	$57,606	$4,023	7.0

Ingredient Solutions - Segment Gross Profit Grows 54%

For the 2017 second quarter, net sales for the Ingredient Solutions segment increased 10.3% to $15.1 million. Gross profit increased to $2.9 million, or 19.1% of net segment sales, compared with $1.9 million, or 13.7% of net segment sales in the second quarter 2016.

Griffin said, "Consistent with our strategy of maximizing the value of our production, we saw strong growth from our higher margin specialty proteins and starches. We are particularly pleased with our progress in developing our TruTex textured protein business."

Other

Corporate selling, general and administrative expenses were $8.3 million for the second quarter 2017 compared to $6.4 million in the second quarter 2016, primarily due to an increase in professional fees, advertising and promotion, and personnel costs.

MGP equity method investment earnings for the second quarter 2017 decreased to a loss of $0.8 million compared to earnings of $1.1 million for the second quarter 2016. On July 3, MGP completed the previously announced sale of this equity investment in Illinois Corn Processing, LLC (ICP).

The corporate effective tax rate for the quarter was 31.6% compared with 36.1% a year ago, primarily due to the favorable impact of a valuation allowance release and state tax credits in Indiana and Kansas.

Earnings per share was $0.37 for the second quarter 2017, compared with $0.37 for the second quarter 2016, reflecting the continued improved performance from operations and lower tax rate offset by the decline in ICP results.

2017 and Long Term Guidance

MGP is offering the following guidance for fiscal 2017 and beyond.

•
Reconfirming previous guidance, operating income is expected to grow between 10% and 15% annually from 2016 through 2018. This guidance excludes the anticipated gain from the sale of equity interest in ICP and the gain from a favorable litigation settlement and asset sale gain recorded in the third quarter of 2016.

•
Recognizing the difficulty of projecting three years in the future, our conservative estimate of growth in operating income in 2019 is 15% to 20% as sales of aged whiskey inventory becomes a more significant factor.

•	Moderate growth is expected in net sales in 2017, subject to some volatility as the company continues to shift sales from industrial to premium beverage alcohol.

•	2017 gross margins are expected to continue to grow versus 2016.

•	2017 effective tax rate is forecast to be 30%, and shares outstanding are expected to be approximately 16.8 million at year end.

Conclusion

"These results demonstrate both the strength and potential of our long term strategy. We are making great strides against that strategy, as evidenced by both our results and our progress implementing specific strategic initiatives,” Griffin added. “Expanding our premium beverage alcohol product offerings, capabilities and customer focus has enabled us to continue our migration away from industrial alcohol. We continue to invest in building our inventory of aged whiskey to support our longer term growth, and the value of that inventory, at cost, now totals $56.4 million. While still very early, we are pleased with the progress on our brands initiative. Ingredient Solutions is a core piece of our long term strategy and we are encouraged by developments within that segment. Divesting our non-core interest in ICP will allow us to further sharpen our focus on the drivers of our long term growth.”

About MGP Ingredients, Inc.
MGP is a leading producer and supplier of premium distilled spirits and specialty wheat proteins and starches. Distilled spirits include premium bourbon and rye whiskeys, gins and vodkas, which are carefully crafted through a combination of art and science and backed by over 150 years of experience. The company's proteins and starches are created in the same manner and provide a host of functional, nutritional and sensory benefits for a wide range of food products. MGP additionally is a top producer of high quality industrial alcohol for use in both food and non-food applications. The company is headquartered in Atchison, Kansas, where distilled alcohol products and food ingredients are produced. Premium spirits are also distilled and matured at the company facility in Lawrenceburg, Indiana. For more information, visit mgpingredients.com.

Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements as well as historical information. All statements, other than statements of historical facts, included in this news release regarding the prospects of our industry and our prospects, plans, financial position, business strategy, guidance on growth in operating income, net sales, gross margin, and future effective tax rate may constitute forward-looking statements. In addition, forward-looking statements are usually identified by or are associated with such words as "intend," "plan," "believe," "estimate," "expect," "anticipate," "hopeful," "should," "may," "will," "could," "encouraged," "opportunities," "potential" and/or the negatives or variations of these terms or similar terminology. They reflect management's current beliefs and estimates of future economic circumstances, industry conditions, company performance, and company financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison facility, Indiana facility, or at the Illinois Corn Processing, LLC ("ICP") facility, (ii) the availability and cost of grain and flour, and fluctuations in energy costs, (iii) the effectiveness of our grain purchasing program to mitigate our exposure to commodity price fluctuations, (iv) the effectiveness or execution of our strategic plan, (v) potential adverse effects to operations and our system of internal controls related to the loss of key management personnel, (vi) the competitive environment and related market conditions, (vii) the ability to effectively pass raw material price increases on to customers, (viii) the positive or adverse impact to our earnings as a result of the ownership of our equity method investment in ICP and the volatility of its operating results, (ix) our limited influence over the ICP joint venture operating decisions, strategies, financial or other decisions (including investments, capital spending and distributions), (x) our ability to source product from the ICP joint venture or unaffiliated third parties, (xi) our ability to maintain compliance with all applicable loan agreement covenants, (xii) our ability to realize operating efficiencies, (xiii) actions of governments, and (xiv) consumer tastes and preferences. For further information on these and other risks and uncertainties that may affect our business, including risks specific to our Distillery Products and Ingredient Solutions segments, see Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2016.

For More Information
Investors & Analysts:

Mike Houston
313-309-9506 or Investor.Relations@mgpingredients.com

Media:
Greg Manis
913-360-5440 or greg.manis@mgpingredients.com

MGP INGREDIENTS, INC.
OPERATING INCOME ROLLFORWARD

Operating income quarter-versus-quarter	Operating Income	Change
Operating income for the quarter ended June 30, 2016	$9,127
Increase in gross profit - distillery products segment	2,290	25.1	pp(a)
Increase in gross profit - ingredient solutions segment	1,004	11.0	pp
Increase in SG&A expenses	(1,907)	(20.9)	pp
Operating income for the quarter ended June 30, 2017	$10,514	15.2%

(a) Percentage points ("pp").

Operating income year to date-versus-year to date	Operating Income	Change
Operating income for the year to date period ended June 30, 2016	$19,852
Increase in gross profit - distillery products segment	4,053	20.4	pp(a)
Increase in gross profit - ingredient solutions segment	1,236	6.2	pp
Increase in SG&A expenses	(3,235)	(16.3)	pp
Operating income for the year to date period ended June 30, 2017	$21,906	10.3%

(a) Percentage points ("pp").

MGP INGREDIENTS, INC.
EARNINGS PER SHARE ROLLFORWARD

Change in basic and diluted earnings per share quarter-versus-quarter	Basic and Diluted EPS	Change
Basic and diluted earnings per share for the quarter ended June 30, 2016	$0.37
Change in operations(a)	0.06	16.2	pp(b)
Change in equity method investments(a)	(0.07)	(18.9)	pp
Tax: Valuation allowance release	0.01	2.7	pp
Tax: State tax credits	0.01	2.7	pp
Tax: Change in effective tax rate (excluding tax items above)	(0.01)	(2.7)	pp
Basic and diluted earnings per share for the quarter ended June 30, 2017	$0.37	—%

(a)	Changes are net of tax based on the effective tax rate for the base year (2016).

(b)	Percentage points ("pp").

Change in basic and diluted earnings per share year to date period-versus-year to date period	Basic and Diluted EPS	Change
Basic and diluted earnings per share for the year to date period ended June 30, 2016	$0.77
Change in operations(a)	0.08	10.4	pp(b)
Change in equity method investments(a)	(0.08)	(10.4)	pp
Change in weighted average shares outstanding	(0.01)	(1.3)	pp
Tax: Current effect of ASU 2016-09	0.07	9.1	pp
Tax: Valuation allowance release	0.02	2.6	pp
Tax: State tax credits	0.02	2.6	pp
Basic and diluted earnings per share for the year to date period ended June 30, 2017	$0.87	13.0%

(a)	Changes are net of tax based on the effective tax rate for the base year (2016).

(b)	Percentage points ("pp").

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Quarter Ended		Year to Date Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Sales	$87,892	$82,174	$179,237	$159,365
Less: excise taxes	2,139	1,782	6,315	2,138
Net sales	85,753	80,392	172,922	157,227
Cost of sales	66,928	64,861	135,056	124,650
Gross profit	18,825	15,531	37,866	32,577
Selling, general and administrative expenses	8,311	6,404	15,960	12,725
Operating income	10,514	9,127	21,906	19,852
Equity method investment earnings	(819)	1,079	(348)	1,596
Interest expense, net	(379)	(328)	(710)	(639)
Income before income taxes	9,316	9,878	20,848	20,809
Income tax expense	2,947	3,570	5,801	7,442
Net income	$6,369	$6,308	$15,047	$13,367

Income attributable to participating securities	183	240	433	506
Net income attributable to common shareholders and used in EPS calculation	$6,186	$6,068	$14,614	$12,861

Share information:
Diluted weighted average common shares	16,745,679	16,617,857	16,727,305	16,612,416

Basic and diluted earnings per common share	$0.37	$0.37	$0.87	$0.77
Dividends and dividend equivalents per common share	$0.04	$—	$0.08	$0.08

MGP INGREDIENTS, INC.
CONSOLIDATED BALANCE SHEET (UNAUDITED)

(Dollars in thousands)	June 30, 2017	December 31, 2016	(Dollars in thousands)	June 30, 2017	December 31, 2016
ASSETS			LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Assets:			Current Liabilities:
Cash and cash equivalents	$7,911	$1,569	Current maturities of long-term debt	$4,366	$4,359
Receivables	34,930	26,085	Accounts payable	16,140	20,342
Inventory	85,551	78,858	Accounts payable to affiliate, net	3,181	3,349
Prepaid expenses	2,832	1,684	Accrued expenses	8,009	8,945
Refundable income taxes	3,131	2,705
Total Current Assets	134,355	110,901	Total Current Liabilities	31,696	36,995
			Other Liabilities:
			Long-term debt, less current maturities	14,034	16,218
			Revolving credit facility	25,332	15,424
Property and equipment	252,586	246,219	Deferred credits	2,568	2,978
Less accumulated depreciation and amortization	(158,812)	(153,428)	Accrued retirement, health and life insurance benefits	3,415	3,604
Net Property, Plant			Deferred income taxes	4,009	3,432
and Equipment	93,774	92,791	Other noncurrent liabilities	402	393
Equity method investments	11,152	18,934	Total Liabilities	81,456	79,044
Other assets	2,665	2,710	Stockholders’ equity	160,490	146,292
TOTAL ASSETS	$241,946	$225,336	TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$241,946	$225,336